Exhibit 99

PFIZER REPORTS FOURTH-QUARTER AND FULL-YEAR 2013 RESULTS;
PROVIDES 2014 FINANCIAL GUIDANCE

▪	Fourth-Quarter 2013 Reported Revenues(1) of $13.6 Billion; Full-Year 2013 Reported Revenues(1) of $51.6 Billion

▪	Fourth-Quarter 2013 Adjusted Diluted EPS(2) of $0.56, Reported Diluted EPS(1) of $0.39; Full-Year 2013 Adjusted Diluted EPS(2) of $2.22, Reported Diluted EPS(1) of $3.19

▪
Repurchased $4.6 Billion and $16.3 Billion of Common Stock in Fourth-Quarter and Full-Year 2013, Respectively; Returned Approximately $23 Billion to Shareholders Through Share Repurchases and Dividends in 2013

▪	Provides 2014 Financial Guidance
NEW YORK, N.Y., Tuesday, January 28, 2014 – Pfizer Inc. (NYSE: PFE) reported financial results for fourth-quarter and full-year 2013.  As a result of the full disposition of Zoetis(3) on June 24, 2013, the financial results of the Animal Health business are reported as a discontinued operation in the consolidated statements of income for full-year 2013, and fourth-quarter and full-year 2012.  Results and guidance are summarized below.
OVERALL RESULTS

($ in millions, except per share amounts)	Fourth-Quarter			Full-Year
	2013	2012	Change	2013	2012	Change
Reported Revenues(1)	$ 13,558	$ 13,891	(2%)	$ 51,584	$ 54,657	(6%)
Adjusted Income(2)	3,686	3,391	9%	15,288	15,749	(3%)
Adjusted Diluted EPS(2)	0.56	0.46	22%	2.22	2.10	6%
Reported Net Income(1)	2,568	6,315	(59%)	22,003	14,570	51%
Reported Diluted EPS(1)	0.39	0.85	(54%)	3.19	1.94	64%

BUSINESS UNIT(4) REVENUES

($ in millions) Favorable/(Unfavorable)	Fourth-Quarter				Full-Year
	2013	2012	% Change		2013	2012	% Change
			Total	Oper.			Total	Oper.
Primary Care	$ 3,442	$ 3,833	(10%)	(8%)	$ 13,272	$ 15,558	(15%)	(13%)
Specialty Care	3,397	3,668	(7%)	(5%)	13,288	14,151	(6%)	(4%)
Emerging Markets	2,749	2,652	4%	9%	10,215	9,960	3%	6%
Established Products	2,424	2,370	2%	6%	9,457	10,235	(8%)	(5%)
Consumer Healthcare	943	936	1%	2%	3,342	3,212	4%	5%
Oncology	468	370	26%	29%	1,646	1,310	26%	29%
Other(5)	135	62	*	*	364	231	58%	57%
Total	$ 13,558	$ 13,891	(2%)	1%	$ 51,584	$ 54,657	(6%)	(4%)

* Calculation not meaningful.

SELECTED ADJUSTED COSTS AND EXPENSES(2)

($ in millions) (Favorable)/Unfavorable	Fourth-Quarter				Full-Year
	2013	2012	% Change		2013	2012	% Change
			Total	Oper.			Total	Oper.
Cost of Sales(2)	$ 2,672	$ 2,686	(1%)	5%	$ 9,273	$ 9,492	(2%)	2%
Percent of Revenues(2)	19.8%	19.3%	N/A	N/A	18.0%	17.4%	N/A	N/A
SI&A Expenses(2)	4,093	4,276	(4%)	(2%)	14,172	15,029	(6%)	(5%)
R&D Expenses(2)	1,790	1,884	(5%)	(4%)	6,554	6,958	(6%)	(6%)
Total	$ 8,555	$ 8,846	(3%)	—	$ 29,999	$ 31,479	(5%)	(3%)

Effective Tax Rate(2)	27.7%	29.7%			27.5%	28.7%

2014 FINANCIAL GUIDANCE(6)
Pfizer's 2014 financial guidance is summarized below.

Adjusted Revenues(2)	$49.2 to $51.2 billion
Adjusted Cost of Sales(2) as a Percentage of Adjusted Revenues(2)	19.0% to 20.0%
Adjusted SI&A Expenses(2)	$13.5 to $14.5 billion
Adjusted R&D Expenses(2)	$6.4 to $6.9 billion
Adjusted Other (Income)/Deductions(2)	Approximately $100 million
Effective Tax Rate on Adjusted Income(2)	Approximately 27.0%
Reported Diluted EPS(1)	$1.57 to $1.72
Adjusted Diluted EPS(2)	$2.20 to $2.30

EXECUTIVE COMMENTARY
Ian Read, Chairman and Chief Executive Officer, stated, “The just-completed year was highlighted by solid financial performance and shareholder-friendly capital allocation, a strengthening of our innovative core as well as the formation of our new commercial structure designed to enable each business to have a sharper focus on its distinct market opportunities and challenges.”
“We enter 2014 with confidence in the competitive positioning of our commercial businesses, the prospects for our recently launched products and the strength of our research pipeline. We remain focused on those areas and opportunities we believe will continue to create value for our shareholders, and we seek to identify additional opportunities that will strengthen our innovative and established pharmaceutical businesses as well as our Consumer business. We will focus on advancing science and innovation to deliver new therapies in areas with unmet need and ensuring our shareholders' capital is allocated toward the most attractive opportunities for value creation.”
Mr. Read continued, “During 2014, we expect to report on several, important clinical data readouts for our mid- and late-stage pipeline compounds. In the near term, we expect to report top-line results for the Phase 2 study for palbociclib in patients with post-menopausal, ER-positive, advanced breast cancer and for the CAPiTA study for Prevnar 13 in adults age 65 and older. In addition, we anticipate data presentations at upcoming medical conferences of Phase 2b data for bococizumab, our PCSK9 inhibitor for LDL cholesterol reduction, and Phase 2a data for our staphylococcus aureus vaccine. During the second quarter, we anticipate reporting top-line results for two pivotal Phase 3 studies for Xeljanz in psoriasis.”
“We see attractive opportunities globally to deliver value to patients, payors and other stakeholders through a combination of innovative, established and over-the-counter pharmaceutical products. I believe we have the business structure, leadership team and financial capability firmly in place to facilitate our continued success,” Mr. Read concluded.
Frank D’Amelio, Chief Financial Officer, stated, “For full-year 2013, I am pleased with our financial performance, our strategic accomplishments and our ability to continue delivering shareholder value through prudent capital allocation. Regarding our financial performance, we achieved or exceeded all elements of our 2013 financial guidance despite an operating environment that remains challenging. We completed two important strategic initiatives in 2013: the separation of our Animal Health business through the disposition of Zoetis(3), and the formation of the new commercial structure that was successfully implemented at the start of 2014. Finally, we delivered significant shareholder value through share repurchases and dividends. With our strong operating cash flow as well as the proceeds generated from the separations of our Nutrition and Animal Health businesses, we repurchased $16.3 billion of our common stock in 2013.  As a result of those share repurchases as well as Pfizer common stock tendered in the Zoetis(3) exchange offer, we reduced the number of shares of outstanding common stock by approximately one billion, or 13%, in 2013 compared to year-end 2012. In addition, we paid $6.6 billion in dividends. In total, we returned approximately $23 billion to shareholders through share repurchases and dividends in 2013.”
“We are also providing our 2014 financial guidance, including ranges for adjusted revenues(2) of $49.2 to $51.2 billion and for adjusted diluted EPS(2) of $2.20 to $2.30. Our guidance for adjusted revenues(2) reflects the anticipated negative impact of approximately $3.0 billion due to recent and expected product losses of exclusivity, as well as the expiration and near-term termination of certain collaboration agreements that continue to significantly negatively impact alliance revenue, partially offset by anticipated revenue growth from certain other products. We expect adjusted R&D expenses(2) to be between $6.4 billion and $6.9 billion, which reflects the late-2013 and early-2014 initiations of Phase 3 clinical programs for certain pipeline compounds. Lastly, our reported(1) and adjusted(2) diluted EPS guidance reflects anticipated share repurchases totaling approximately $5 billion this year. These planned repurchases will more than offset the potential dilution related to employee compensation programs,” concluded Mr. D’Amelio.
QUARTERLY FINANCIAL HIGHLIGHTS (Fourth-Quarter 2013 vs. Fourth-Quarter 2012)

▪
Reported revenues(1) decreased $333 million, or 2%, which reflects operational growth of $64 million, or 1%, and the unfavorable impact of foreign exchange of $397 million, or 3%.  The operational increase was primarily due to the strong growth of Lyrica, Inlyta and Xalkori globally, Enbrel outside of North America, as well as Celebrex, Eliquis and Xeljanz, primarily in the U.S.  In addition, fourth-quarter 2013 reported revenues(1) included $65 million from the transitional manufacturing and supply agreements with Zoetis(3). Revenues were negatively impacted primarily by the expiration on October 31, 2013 of the collaboration agreement for Enbrel in North America, continued erosion for branded Lipitor in developed Europe and certain other developed markets, the ongoing expiration of the Spiriva collaboration in certain countries, other product losses of exclusivity in certain markets, decreased government purchases of Prevnar in certain emerging markets, and various other events.

▪	Business unit revenues were impacted by the following:

–
Primary Care:  Revenues declined 8% operationally, primarily due to the shift in the reporting of Lipitor revenues in developed Europe and Australia to the Established Products unit beginning January 1, 2013, as well as certain other product losses of exclusivity in various markets, including Viagra in most major European markets in June 2013 and Lyrica in Canada in February 2013, and the termination of the co-promotion agreement for Aricept in Japan in December 2012.  Additionally, in the U.S. and certain European countries, the co-promotion collaboration for Spiriva is in its final year, which, per the terms of the collaboration agreement, has resulted in a decline in Pfizer’s share of Spiriva revenues; the agreement has terminated in certain other countries.  These declines were partially offset by the strong operational performance of Lyrica in developed markets as well as Celebrex, Eliquis and Premarin, primarily in the U.S.

–
Specialty Care: Revenues decreased 5% operationally, primarily due to the expiration of the collaboration agreement for Enbrel in North America on October 31, 2013; for a 36-month period thereafter, Pfizer is entitled to royalty payments that are expected to be significantly less than the share of Enbrel profits prior to the expiration of the collaboration agreement, and those royalty payments are and will be included in Other (income)/deductions–net rather than in Revenues. Revenues were also negatively impacted by the shift in the reporting of Geodon and Revatio revenues in the U.S. and Xalabrands revenues in developed Europe and Australia to the Established Products unit beginning January 1, 2013. These declines were partially offset by the growth of Prevnar, Enbrel outside of North America as well as Xeljanz and the hemophilia portfolio (BeneFIX and ReFacto AF/Xyntha) in the U.S.

–
Emerging Markets:  Revenues grew 9% operationally, primarily due to volume growth in China, most notably for Lipitor, which was partially offset by the impact of the transfer of certain product rights to the Pfizer-Hisun joint venture in first-quarter 2013.  Revenues were also negatively impacted by decreased government purchases of Prevnar as well as government cost-containment measures in certain other emerging markets.

–
Established Products:  Revenues increased 6% operationally.  This performance was driven by the favorable impact of revenues from products in certain markets that were shifted to the Established Products unit from other business units beginning January 1, 2013, including Lipitor, Caduet and Xalbrands in developed Europe and Australia and Geodon in the U.S., as well as the contribution from the collaboration with Mylan Inc. to market generic drugs in Japan.  Revenues were unfavorably impacted by the continued erosion of branded Lipitor in Japan due to generic competition and additional generic competition for Metaxalone/Skelaxin in the U.S.

–
Consumer Healthcare:  Revenues increased 2% operationally, primarily due to strong emerging markets growth for core supplement products, including Centrum and Caltrate, as a result of several recent product launches and increased promotional activities in those markets, as well as growth of Emergen-C in the U.S. due to additional promotional activities.  This growth was partially offset by a decline in revenues for pain management products in the U.S., primarily due to increased competition resulting from the return to the market of certain competing analgesic brands.

–
Oncology:  Revenues increased 29% operationally, driven by the continued solid uptake of new products, most notably Inlyta and Xalkori in several major markets.  Inlyta’s market share is stable in the U.S. and continues to increase in international developed markets as physician and patient feedback remains positive both in terms of efficacy and tolerability, and as pricing and reimbursement are being granted in additional developed Europe markets. Revenues were negatively impacted by the performance of Sutent due to increased competitive pressures in certain international developed markets as well as government cost-containment measures in certain European markets.

▪
Adjusted cost of sales, adjusted SI&A expenses and adjusted R&D expenses(2) in the aggregate were flat operationally. Overall, they decreased $291 million, or 3%, primarily reflecting the favorable impact of foreign exchange and the benefits of cost-reduction and productivity initiatives, partially offset by higher adjusted cost of sales(2) on an operational basis due to an unfavorable shift in product mix and adjusted SI&A expenses(2) to support several new product launches.

▪
The effective tax rate on adjusted income(2)  declined 2.0 percentage points to 27.7% from 29.7%.  This decline was primarily due to an increase in tax benefits compared to fourth-quarter 2012 related to audit settlements with foreign jurisdictions for multiple years and the extension of the U.S. research and development tax credit that was signed into law in January 2013, partially offset by a change in the jurisdictional mix of earnings.

▪
The diluted weighted-average shares outstanding declined by approximately 862 million shares, due to the company’s ongoing share repurchase program and the impact of the Zoetis(3) exchange offer, which was completed on June 24, 2013.

▪
In addition to the aforementioned factors, fourth-quarter 2013 reported earnings were significantly unfavorably impacted by the non-recurrence of income from discontinued operations attributable to the company’s Animal Health and Nutrition businesses, including the gain on the sale of the Nutrition business, in the year-ago quarter. Reported earnings were favorably impacted by a lower effective tax rate, lower charges related to asset impairments and legal matters, and lower acquisition-related expenses. The effective tax rate on reported income(1) decreased in fourth-quarter 2013 in comparison with the year-ago quarter primarily due to an increase in tax benefits related to an audit settlement with the U.S. Internal Revenue Service as well as audit settlements with foreign jurisdictions for multiple years.

FULL-YEAR FINANCIAL HIGHLIGHTS (Full-Year 2013 vs. Full-Year 2012)

▪
Reported revenues(1) decreased $3.1 billion, or 6%, which reflects an operational decline of $1.9 billion, or 4%, and the unfavorable impact of foreign exchange of $1.2 billion, or 2%.  In addition to the aforementioned factors that negatively impacted fourth-quarter 2013 revenues, full-year 2013 revenues were negatively impacted by erosion of branded Lipitor in the U.S. and decreased government purchases of Enbrel in certain emerging markets. Revenues were positively impacted by the operational growth of Lyrica, Celebrex, Inlyta and Xalkori globally, Eliquis and Xeljanz in the U.S., as well as the contribution from the collaboration with Mylan Inc. to market generic drugs in Japan. In addition, reported revenues(1) in full-year 2013 included $132 million from the transitional manufacturing and supply agreements with Zoetis(3).

▪
Adjusted cost of sales, adjusted SI&A expenses and adjusted R&D expenses(2) in the aggregate decreased $1.5 billion, or 5%, primarily reflecting the benefits of cost-reduction and productivity initiatives, the non-recurrence of a $250 million payment included in adjusted R&D expenses(2) in third-quarter 2012 to obtain the exclusive global over-the-counter rights to Nexium, and the favorable impact of foreign exchange, partially offset by higher adjusted cost of sales(2) on an operational basis due to an unfavorable shift in product mix and adjusted SI&A expenses(2) to support several new product launches.

▪
The effective tax rate on adjusted income(2)  declined 1.2 percentage points to 27.5% from 28.7%.  This decline was primarily due to an increase in tax benefits compared to 2012 related to audit settlements with foreign jurisdictions for multiple years and the extension of the U.S. research and development tax credit that was signed into law in January 2013.

▪
The diluted weighted-average shares outstanding declined by approximately 613 million shares, due to the company’s ongoing share repurchase program and the partial-year impact of the Zoetis(3) exchange offer, which was completed on June 24, 2013.

▪	In addition to the aforementioned factors, full-year 2013 reported earnings were impacted by the following:
Favorable impacts:

–	the gain associated with the full disposition of Zoetis(3) in second-quarter 2013;

–
income from a litigation settlement in second-quarter 2013 with Teva Pharmaceuticals Industries Ltd. and Sun Pharmaceutical Industries Ltd. for patent-infringement damages resulting from their “at-risk” launches of generic Protonix in the U.S.;

–	the gain associated with the transfer of certain product rights to Pfizer’s joint venture with Zhejiang Hisun Pharmaceuticals (Hisun) in China in first-quarter 2013; and

–	lower charges related to other legal matters, lower acquisition-related costs and lower expenses related to cost-reduction and productivity initiatives.
Unfavorable impacts:

–
the non-recurrence in full-year 2013 of the income from discontinued operations attributable to the company’s Nutrition business in 2012, including the gain on the sale of the Nutrition business in fourth-quarter 2012;

–	the non-recurrence after June 24, 2013 of the income from discontinued operations attributable to the company’s Animal Health business in 2012;

–	higher asset impairments and related charges; and

–
a higher effective tax rate. The effective tax rate on reported income(1) increased primarily due to a decrease in tax benefits related to certain audit settlements in multiple jurisdictions covering various periods and a change in the jurisdictional mix of earnings.

RECENT NOTABLE DEVELOPMENTS
Product Developments

▪
Viagra -- Pfizer settled its litigation against Teva Pharmaceuticals, USA Inc. (Teva) relating to Pfizer’s patent covering the use of Viagra to treat erectile dysfunction, which expires in April 2020 (including pediatric exclusivity).  As a result of the settlement, Teva will be allowed to launch a generic version of Viagra in the U.S. on December 11, 2017, or earlier under certain circumstances.  Teva will pay Pfizer a royalty for a license to produce its generic version.  The terms of the settlement agreement are otherwise confidential.

▪
Xalkori -- The U.S. Food and Drug Administration (FDA) granted regular approval for the treatment of patients with metastatic ALK-positive non-small cell lung cancer (NSCLC) as detected by an FDA-approved test. Xalkori was previously granted accelerated approval in August 2011 due to the critical need for new agents for people living with ALK-positive NSCLC.

▪	Xeljanz

–
The FDA approved a supplemental New Drug Application (sNDA) to include additional patient-reported outcomes data in the label for adults with moderately to severely active rheumatoid arthritis. These additional data show improvement in patients receiving Xeljanz based on health-related outcome measures reported by patients.

–
The top-line results were announced from the first two (OPT Compare and OPT Retreatment) of five Phase 3 clinical trials in adults with moderate-to-severe chronic plaque psoriasis.  In OPT Compare, Xeljanz met the primary endpoint of non-inferiority to high-dose Enbrel at the 10 mg twice-daily (BID) dose, but did not at the 5 mg BID dose.  In OPT Retreatment, Xeljanz met the primary efficacy endpoints at the 5 and 10 mg BID doses by demonstrating that a greater proportion of patients continuing Xeljanz treatment maintained their response during the treatment-withdrawal phase compared to patients who switched to placebo.  Additionally, among patients who lost an adequate response, many were able to recapture their response upon retreatment with Xeljanz.  No new safety signals were observed in these two studies.

▪
Eliquis -- The FDA accepted for review an sNDA for Eliquis for the treatment of deep vein thrombosis (DVT) and pulmonary embolism (PE), and for the reduction in the risk of recurrent DVT and PE.  The Prescription Drug User Fee Act (PDUFA) goal date for a decision by the FDA is August 25, 2014. Additionally, the European Medicines Agency accepted for review an application for Eliquis for the treatment of DVT and PE, and prevention of recurrent DVT and PE.

▪
Duavee -- The FDA approved Duavee (0.45 mg/20 mg tablets), a novel therapy for women with a uterus, for the treatment of moderate-to-severe vasomotor symptoms associated with menopause and the prevention of postmenopausal osteoporosis.  Duavee is expected to be available in the U.S. in February 2014.

▪
Embeda -- The FDA approved a Prior Approval Supplement for Embeda Extended Release Capsules CII. The Prior Approval Supplement included an update to the Embeda manufacturing process that addressed the pre-specified stability requirement that led to the voluntary recall of Embeda from the market in March 2011. Pfizer anticipates product availability beginning in the second quarter of 2014.

▪
Remoxy -- Pfizer will continue the development program for Remoxy Extended-Release Capsules CII. Having achieved technical milestones related to manufacturing and following guidance received from the FDA in 2013, Pfizer is proceeding with the additional clinical studies and other actions required to address the Complete Response Letter received in June 2011. As previously disclosed, the complete response submission is not expected to occur prior to mid-2015.

▪	Lipitor Over-the-Counter (OTC) -- A Phase 3 "actual use" trial intended to simulate the OTC use of atorvastatin calcium 10 mg began enrolling patients.
Pipeline Developments

▪	Palbociclib

–
A Phase 3 trial (PENELOPE-B) in early-stage breast cancer began enrolling patients.  This is a randomized global study that will evaluate palbociclib in combination with endocrine therapy versus placebo plus endocrine therapy in prolonging investigator-assessed, invasive disease-free survival in women with hormone receptor positive (HR+), human epidermal growth factor receptor 2 negative (HER2-) early-stage breast cancer with high risk of relapse after neoadjuvant chemotherapy. This trial is sponsored by the German Breast Group, a leading cooperative group with extensive experience conducting clinical trials in breast cancer, in collaboration with Pfizer.

–
Pfizer entered into an agreement with GSK to explore the anti-cancer efficacy and the safety of GSK’s trametinib (GSK1120212) combined with palbociclib in a Phase I/II study in patients with advanced/metastatic melanoma. The two companies will collaborate on the study, which GSK will conduct.

▪
Dacomitinib -- Pfizer announced top-line results from two Phase 3 studies of dacomitinib in patients with previously treated advanced NSCLC. Neither study met its primary endpoint.  In the ARCHER 1009 trial, dacomitinib did not demonstrate statistically significant improvement in progression-free survival (PFS) when compared with erlotinib and in the BR.26 trial, dacomitinib did not prolong overall survival versus placebo.  A third Phase 3 trial, ARCHER 1050, is ongoing and evaluating PFS of dacomitinib in treatment-naïve patients with EGFR-mutant advanced NSCLC; results are expected in 2015.

▪
ALO-02 -- Pfizer announced top-line results from a Phase 3 study of ALO-02 (oxycodone hydrochloride and naltrexone hydrochloride extended-release capsules) in patients with moderate-to-severe chronic low back pain. In this study, ALO-02 met the primary efficacy endpoint, demonstrating a statistically significant difference from placebo in the mean change in the daily average pain numerical rating scale scores from baseline to the final two weeks of the double-blind treatment period.

▪
Tafamidis -- Pfizer initiated a global Phase 3 program for tafamidis in transthyretin cardiomyopathy (TTR-CM), the first study of its kind in this rare, progressive and universally fatal disease. Tafamidis is approved for the treatment of transthyretin familial amyloid polyneuropathy (TTR-FAP) in the European Union and Japan under the trade name Vyndaqel.

▪
Bococizumab (RN316) -- The Phase 3 program was initiated for this PCSK9 monoclonal antibody to lower LDL cholesterol.  This is a global program expected to involve more than 22,000 patients, which includes multiple lipid-lowering studies as well as two cardiovascular outcomes studies.  This program includes the broadest range of high-risk patients including a focus on patients in greatest need of LDL-lowering.

▪	Ertugliflozin -- Pfizer in collaboration with Merck initiated a Phase 3 program for this SGLT2 inhibitor for the treatment of type 2 diabetes.

▪
Tanezumab -- Pfizer entered into a collaboration agreement with Eli Lilly & Company (Lilly) to jointly develop and globally commercialize tanezumab, which provides that Pfizer and Lilly will equally share product-development expenses as well as potential revenues and certain product-related costs. The tanezumab program currently is subject to a partial clinical hold by the FDA pending submission of nonclinical data to the FDA.  Pfizer now anticipates submitting that data by the end of 2014.

Other Developments

▪
Pfizer successfully implemented its previously announced plans to internally separate its commercial operations into three businesses at the start of the 2014 fiscal year. The company remains on track to provide greater financial transparency for each of these businesses beginning with first-quarter 2014 financial results.

For additional details, see the attached financial schedules, product revenue tables and disclosure notice.

(1)
“Reported Revenues” is defined as revenues in accordance with U.S. generally accepted accounting principles (GAAP).  “Reported Net Income” is defined as net income attributable to Pfizer Inc. in accordance with U.S. GAAP.  “Reported Diluted EPS” is defined as reported diluted EPS attributable to Pfizer Inc. common shareholders in accordance with U.S. GAAP.

(2)
“Adjusted Income” and its components and “Adjusted Diluted Earnings Per Share (EPS)” are defined as reported U.S. GAAP net income(1) and its components and reported diluted EPS(1) excluding purchase accounting adjustments, acquisition-related costs, discontinued operations and certain significant items.  Adjusted Revenues, Adjusted Cost of Sales, Adjusted Selling, Informational and Administrative (SI&A) expenses, Adjusted Research and Development (R&D) expenses and Adjusted Other (Income)/Deductions are income statement line items prepared on the same basis, and, therefore, components of the overall adjusted income measure.  As described under Adjusted Income in the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of Pfizer’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 29, 2013, management uses adjusted income, among other factors, to set performance goals and to measure the performance of the overall company.  We believe that investors’ understanding of our performance is enhanced by disclosing this measure.  See the accompanying reconciliations of certain GAAP reported to non-GAAP adjusted information for the fourth quarter and twelve months ended 2013 and 2012, as well as reconciliations of full-year 2014 guidance for adjusted income and adjusted diluted EPS to full-year 2014 guidance for reported net income(1) and reported diluted EPS(1).  The adjusted income and its components and adjusted diluted EPS measures are not, and should not be viewed as, substitutes for U.S. GAAP net income and its components and diluted EPS.

(3)
On June 24, 2013, we completed the full disposition of Zoetis, Inc. (Zoetis) and recognized a gain of approximately $10.3 billion, net of tax, in Discontinued operations––net of tax for the twelve months ended December 31, 2013. The financial results of our Animal Health business are reported as Discontinued operations––net of tax through June 24, 2013, the date of disposal.

(4)
For a description of the revenues in each business unit, see Note 13 to Pfizer’s condensed consolidated financial statements included in Pfizer’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 29, 2013.

(5)
Other represents revenues generated from Pfizer CentreSource, Pfizer’s contract manufacturing and bulk pharmaceutical chemical sales organization, and includes, in 2013, revenues related to our transitional manufacturing and supply agreements with Zoetis(3).

(6)	The 2014 financial guidance reflects the following:

▪	Does not assume the completion of any business development transactions not completed as of December 31, 2013, including any one-time upfront payments associated with such transactions.

▪	Excludes the potential effects of the resolution of litigation-related matters not substantially resolved as of December 31, 2013.

▪	Exchange rates assumed are as of mid-January 2014.

▪	Assumes diluted weighted-average shares outstanding of approximately 6.4 billion shares.

▪	Revenues and cost of sales from the transitional manufacturing and supply agreements with Zoetis(3) have been excluded from the applicable Adjusted components of the financial guidance.

▪
Reconciliation of the 2014 Adjusted Income(2) and Adjusted Diluted EPS(2) guidance to the 2014 Reported Net Income Attributable to Pfizer Inc. and Reported Diluted EPS Attributable to Pfizer Inc. common shareholders guidance:

($ in billions, except per share amounts)
Income/(Expense)	Net Income	Diluted EPS
Adjusted income/diluted EPS(2) guidance	$14.1 - $14.8	$2.20 - $2.30
Purchase accounting impacts of transactions completed as of December 31, 2013	(2.8)	(0.43)
Restructuring and implementation costs	(1.0 - 1.3)	(0.15 - 0.20)
Reported net income attributable to Pfizer Inc./diluted EPS(1) guidance	$10.0 - $11.0	$1.57 - $1.72

Contacts:	Media		Investors
	Joan Campion	212.733.2798	Chuck Triano	212.733.3901
			Ryan Crowe	212.733.8160

PFIZER INC. AND SUBSIDIARY COMPANIES
CONSOLIDATED STATEMENTS OF INCOME(1)
(UNAUDITED)
(millions, except per common share data)

	Fourth-Quarter		% Incr. /	Full-Year		% Incr. /
	2013	2012	(Decr.)	2013	2012	(Decr.)
Revenues	$13,558	$13,891	(2)	$51,584	$54,657	(6)
Costs and expenses:
Cost of sales(2)	2,794	2,753	1	9,586	9,821	(2)
Selling, informational and administrative expenses(2)	4,152	4,337	(4)	14,355	15,171	(5)
Research and development expenses(2)	1,811	2,021	(10)	6,678	7,482	(11)
Amortization of intangible assets(3)	1,123	1,220	(8)	4,599	5,109	(10)
Restructuring charges and certain acquisition-related costs	635	725	(12)	1,182	1,810	(35)
Other (income)/deductions––net(4)	(18)	758	*	(532)	4,022	*

Income from continuing operations before provision for taxes on income	3,061	2,077	47	15,716	11,242	40
Provision for taxes on income(5)	430	599	(28)	4,306	2,221	94
Income from continuing operations	2,631	1,478	78	11,410	9,021	26
Discontinued operations––net of tax	(57)	4,843	*	10,662	5,577	91
Net income before allocation to noncontrolling interests	2,574	6,321	(59)	22,072	14,598	51
Less: Net income attributable to noncontrolling interests	6	6	—	69	28	*
Net income attributable to Pfizer Inc.	$2,568	$6,315	(59)	$22,003	$14,570	51

Earnings per common share––basic:
Income from continuing operations attributable to Pfizer Inc. common shareholders	$0.41	$0.20	*	$1.67	$1.21	38
Discontinued operations––net of tax	(0.01)	0.66	*	1.56	0.75	*
Net income attributable to Pfizer Inc. common shareholders	$0.40	$0.86	(53)	$3.23	$1.96	65

Earnings per common share––diluted:
Income from continuing operations attributable to Pfizer Inc. common shareholders	$0.40	$0.20	100	$1.65	$1.20	38
Discontinued operations––net of tax	(0.01)	0.65	*	1.54	0.74	*
Net income attributable to Pfizer Inc. common shareholders	$0.39	$0.85	(54)	$3.19	$1.94	64
Weighted-average shares used to calculate earnings per common share:
Basic	6,443	7,319		6,813	7,442
Diluted	6,533	7,395		6,895	7,508

* Calculation not meaningful.
See next pages for notes (1) through (5).
Certain amounts and percentages may reflect rounding adjustments.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

(1)
The financial statements present the three and twelve months ended December 31, 2013 and 2012. Subsidiaries operating outside the United States are included for the three and twelve months ended November 30, 2013 and 2012.

On June 24, 2013, we completed the full disposition of our Animal Health business (Zoetis) and recognized a gain of approximately $10.3 billion, net of tax, in Discontinued operations––net of tax for the twelve months ended December 31, 2013. The operating results of this business are reported as Discontinued operations––net of tax through June 24, 2013, the date of disposal.
On November 30, 2012, we completed the sale of our Nutrition business and recognized a gain of approximately $4.8 billion, net of tax, in Discontinued operations––net of tax for the three and twelve months ended December 31, 2012. The operating results of this business are reported as Discontinued operations––net of tax through November 30, 2012, the date of disposal.

(2)	Exclusive of amortization of intangible assets, except as discussed in footnote (3) below.

(3)
Amortization expense related to finite-lived acquired intangible assets that contribute to our ability to sell, manufacture, research, market and distribute products, compounds and intellectual property is included in Amortization of intangible assets as these intangible assets benefit multiple business functions. Amortization expense related to intangible assets that are associated with a single function is included in Cost of sales, Selling, informational and administrative expenses or Research and development expenses, as appropriate.

(4)	Other (income)/deductions––net includes the following:

	Fourth-Quarter		Full-Year
(millions of dollars)	2013	2012	2013	2012
Interest income(a)	$(112)	$(107)	$(403)	$(382)
Interest expense(a)	347	373	1,414	1,522
Net interest expense	235	266	1,011	1,140
Royalty-related income(b)	(218)	(108)	(523)	(451)
Patent litigation settlement income(c)	—	—	(1,342)	—
Other legal matters, net(d)	129	206	35	2,220
Gain associated with the transfer of certain product rights to an equity-method investment(e)	—	—	(459)	—
Net gains on asset disposals(f)	(220)	(7)	(320)	(52)
Certain asset impairments and related charges(g)	133	366	1,101	890
Costs associated with the Zoetis IPO(h)	—	32	18	125
Other, net	(77)	3	(53)	150
Other (income)/deductions––net	$(18)	$758	$(532)	$4,022

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

(a)
Interest income increased in fourth-quarter and full-year 2013 due to higher cash and investment balances. Interest expense decreased in fourth-quarter and full-year 2013 due to lower outstanding debt, refinancings and lower rates, and the benefit of the conversion of some fixed-rate liabilities to floating-rate liabilities.

(b)
Royalty-related income increased in fourth-quarter and full-year 2013 due to royalties earned on sales of Enbrel in North America after October 31, 2013. On that date, our collaboration agreement for Enbrel in North America expired, and we became entitled to royalties for a 36-month period.

(c)
Reflects income from a litigation settlement with Teva Pharmaceutical Industries Ltd. and Sun Pharmaceutical Industries Ltd. for patent-infringement damages resulting from their "at-risk" launches of generic Protonix in the U.S.

(d)
In full-year 2012, primarily includes a $491 million charge related to the resolution of an investigation by the U.S. Department of Justice into Wyeth's historical promotional practices in connection with Rapamune, a $450 million settlement of a lawsuit by Brigham Young University related to Celebrex, and charges for hormone-replacement therapy litigation and Chantix litigation.

(e)	Represents the gain associated with the transfer of certain product rights to Pfizer's 49%-owned equity-method investment in China.

(f)	In fourth-quarter and full-year 2013, includes a gain of $125 million on the sale of a portion of our in-licensed generic sterile injectibles portfolio.

(g)
In full-year 2013, primarily includes impairment charges related to developed technology (for use in the development of bone and cartilage) acquired in connection with our acquisition of Wyeth, and in-process research and development (IPR&D) compounds. Full-year 2013 also includes a loss on an option to acquire the remaining interest in a 40%-owned generics company in Brazil (approximately $220 million). In fourth-quarter and full-year 2012, primarily includes impairment charges related to certain intangible assets acquired in connection with our acquisitions of Wyeth and King Pharmaceuticals Inc. (King), including IPR&D intangible assets.

(h)	Costs incurred in connection with the initial public offering (IPO) of an approximate 19.8% ownership interest in Zoetis. Includes expenditures for banking, legal, accounting and similar services.

(5)
The Provision for taxes on income for fourth-quarter and full-year 2013 was favorably impacted by U.S. tax benefits of approximately $430 million, representing tax and interest, resulting from a settlement with the U.S. Internal Revenue Service (IRS) with respect to audits of the Wyeth tax returns for the years 2006 through date of acquisition. Full-year 2013 was also favorably impacted by international tax benefits of approximately $470 million, most of which occurred in the fourth quarter, representing tax and interest, resulting from the resolution of certain tax positions pertaining to prior years with various foreign tax authorities and from the expiration of certain statutes of limitations, as well as the extension of the U.S. research and development tax credit that was signed into law in January 2013. The Provision for taxes on income for full-year 2012 was favorably impacted by a $1.1 billion settlement (representing tax and interest) with the IRS related to audits for multiple tax years, as well as approximately $300 million related to the resolution of foreign audits pertaining to multiple tax years, partially offset by the unfavorable impact of the non-deductibility of a legal charge related to Rapamune.

PFIZER INC. AND SUBSIDIARY COMPANIES
RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS
(UNAUDITED)
(millions of dollars, except per common share data)

	Quarter Ended December 31, 2013
	GAAP Reported(1)	Purchase Accounting Adjustments	Acquisition-Related Costs(2)	Discontinued Operations	Certain Significant Items(3)	Non-GAAP Adjusted(4)
Revenues	$13,558	$—	$—	$—	$(65)	$13,493
Cost of sales(5)	2,794	7	(15)	—	(114)	2,672
Selling, informational and administrative expenses(5)	4,152	3	—	—	(62)	4,093
Research and development expenses(5)	1,811	2	—	—	(23)	1,790
Amortization of intangible assets(6)	1,123	(1,086)	—	—	—	37
Restructuring charges and certain acquisition-related costs	635	—	(97)	—	(538)	—
Other (income)/deductions––net	(18)	17	—	—	(200)	(201)
Income from continuing operations before provision for taxes on income	3,061	1,057	112	—	872	5,102
Provision for taxes on income	430	257	35	—	689	1,411
Income from continuing operations	2,631	800	77	—	183	3,691
Discontinued operations––net of tax	(57)	—	—	57	—	—
Net income attributable to noncontrolling interests	6	—	—	(1)	—	5
Net income attributable to Pfizer Inc.	2,568	800	77	58	183	3,686
Earnings per common share attributable to Pfizer Inc.––diluted	0.39	0.12	0.01	0.01	0.03	0.56

	Twelve Months Ended December 31, 2013
	GAAP Reported(1)	Purchase Accounting Adjustments	Acquisition-Related Costs(2)	Discontinued Operations	Certain Significant Items(3)	Non-GAAP Adjusted(4)
Revenues	$51,584	$—	$—	$—	$(132)	$51,452
Cost of sales(5)	9,586	23	(116)	—	(220)	9,273
Selling, informational and administrative expenses(5)	14,355	8	(8)	—	(183)	14,172
Research and development expenses(5)	6,678	3	—	—	(127)	6,554
Amortization of intangible assets(6)	4,599	(4,438)	—	—	—	161
Restructuring charges and certain acquisition-related costs	1,182	—	(252)	—	(930)	—
Other (income)/deductions––net	(532)	60	—	—	636	164
Income from continuing operations before provision for taxes on income	15,716	4,344	376	—	692	21,128
Provision for taxes on income	4,306	1,198	(7)	—	313	5,810
Income from continuing operations	11,410	3,146	383	—	379	15,318
Discontinued operations––net of tax	10,662	—	—	(10,662)	—	—
Net income attributable to noncontrolling interests	69	—	—	(39)	—	30
Net income attributable to Pfizer Inc.	22,003	3,146	383	(10,623)	379	15,288
Earnings per common share attributable to Pfizer Inc.––diluted	3.19	0.46	0.06	(1.54)	0.05	2.22
See end of tables for notes (1) through (6).
Certain amounts may reflect rounding adjustments.

PFIZER INC. AND SUBSIDIARY COMPANIES
RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS
(UNAUDITED)
(millions of dollars, except per common share data)

	Quarter Ended December 31, 2012
	GAAP Reported(1)	Purchase Accounting Adjustments	Acquisition-Related Costs(2)	Discontinued Operations	Certain Significant Items(3)	Non-GAAP Adjusted(4)
Revenues	$13,891	$—	$—	$—	$—	$13,891
Cost of sales(5)	2,753	5	(53)	—	(19)	2,686
Selling, informational and administrative expenses(5)	4,337	8	(2)	—	(67)	4,276
Research and development expenses(5)	2,021	(1)	(1)	—	(135)	1,884
Amortization of intangible assets(6)	1,220	(1,198)	—	—	—	22
Restructuring charges and certain acquisition-related costs	725	—	(252)	—	(473)	—
Other (income)/deductions––net	758	(6)	—	—	(561)	191
Income from continuing operations before provision for taxes on income	2,077	1,192	308	—	1,255	4,832
Provision for taxes on income	599	329	47	—	460	1,435
Income from continuing operations	1,478	863	261	—	795	3,397
Discontinued operations––net of tax	4,843	—	—	(4,843)	—	—
Net income attributable to noncontrolling interests	6	—	—	—	—	6
Net income attributable to Pfizer Inc.	6,315	863	261	(4,843)	795	3,391
Earnings per common share attributable to Pfizer Inc.––diluted	0.85	0.12	0.04	(0.65)	0.11	0.46

	Twelve Months Ended December 31, 2012
	GAAP Reported(1)	Purchase Accounting Adjustments	Acquisition-Related Costs(2)	Discontinued Operations	Certain Significant Items(3)	Non-GAAP Adjusted(4)
Revenues	$54,657	$—	$—	$—	$—	$54,657
Cost of sales(5)	9,821	(1)	(258)	—	(70)	9,492
Selling, informational and administrative expenses(5)	15,171	11	(9)	—	(144)	15,029
Research and development expenses(5)	7,482	3	(6)	—	(521)	6,958
Amortization of intangible assets(6)	5,109	(4,924)	—	—	—	185
Restructuring charges and certain acquisition-related costs	1,810	—	(673)	—	(1,137)	—
Other (income)/deductions––net	4,022	6	—	—	(3,167)	861
Income from continuing operations before provision for taxes on income	11,242	4,905	946	—	5,039	22,132
Provision for taxes on income	2,221	1,343	203	—	2,588	6,355
Income from continuing operations	9,021	3,562	743	—	2,451	15,777
Discontinued operations––net of tax	5,577	—	—	(5,577)	—	—
Net income attributable to noncontrolling interests	28	—	—	—	—	28
Net income attributable to Pfizer Inc.	14,570	3,562	743	(5,577)	2,451	15,749
Earnings per common share attributable to Pfizer Inc.––diluted	1.94	0.47	0.10	(0.74)	0.33	2.10
See end of tables for notes (1) through (6).
Certain amounts may reflect rounding adjustments.
EPS amounts may not add due to rounding.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS
(UNAUDITED)

(1)
The financial statements present the three and twelve months ended December 31, 2013 and 2012. Subsidiaries operating outside the United States are included for the three and twelve months ended November 30, 2013 and 2012.

On June 24, 2013, we completed the full disposition of our Animal Health business (Zoetis) and recognized a gain of approximately $10.3 billion, net of tax, in Discontinued operations––net of tax for the twelve months ended December 31, 2013. The operating results of this business are reported as Discontinued operations––net of tax through June 24, 2013, the date of disposal.
On November 30, 2012, we completed the sale of our Nutrition business and recognized a gain of approximately $4.8 billion, net of tax, in Discontinued operations––net of tax for the three and twelve months ended December 31, 2012. The operating results of this business are reported as Discontinued operations––net of tax through November 30, 2012, the date of disposal.

(2)	Acquisition-related costs include the following:

	Fourth-Quarter		Full-Year
(millions of dollars)	2013	2012	2013	2012
Restructuring charges(a)	$60	$149	$108	$291
Transaction costs(a)	—	1	—	1
Integration costs(a)	37	102	144	381
Additional depreciation––asset restructuring(b)	15	56	124	273
Total acquisition-related costs––pre-tax	112	308	376	946
Income taxes(c)	(35)	(47)	7	(203)
Total acquisition-related costs––net of tax	$77	$261	$383	$743

(a)
Restructuring charges include employee termination costs, asset impairments and other exit costs associated with business combinations. Transaction costs represent external costs directly related to acquired businesses and primarily include expenditures for banking, legal, accounting and other similar services. Integration costs represent external, incremental costs directly related to integrating acquired businesses, and primarily include expenditures for consulting and the integration of systems and processes. All of these costs and charges are included in Restructuring charges and certain acquisition-related costs.

(b)
Represents the impact of changes in the estimated useful lives of assets involved in restructuring actions related to acquisitions. Included in Cost of sales for the three months ended December 31, 2013. Included in Cost of sales ($116 million) and Selling, informational and administrative expenses ($8 million) for the twelve months ended December 31, 2013. Included in Cost of sales ($53 million), Selling, informational and administrative expenses ($2 million) and Research and development expenses ($1 million) for the three months ended December 31, 2012. Included in Cost of sales ($258 million), Selling, informational and administrative expenses ($9 million) and Research and development expenses ($6 million) for the twelve months ended December 31, 2012.

(c)
Included in Provision for taxes on income. Income taxes includes the tax effect of the associated pre-tax amounts, calculated by determining the jurisdictional location of the pre-tax amounts and applying that jurisdiction’s applicable tax rate. The full-year 2013 also includes the unfavorable

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS
(UNAUDITED)

impact of the remeasurement of certain deferred tax liabilities resulting from plant network restructuring activities.

(3)	Certain significant items include the following:

	Fourth-Quarter		Full-Year
(millions of dollars)	2013	2012	2013	2012
Restructuring charges(a)	$538	$473	$930	$1,137
Implementation costs and additional depreciation––asset restructuring(b)	128	207	398	692
Patent litigation settlement income(c)	—	—	(1,342)	—
Other legal matters, net(d)	120	210	21	2,191
Gain associated with the transfer of certain product rights to an equity-method investment(e)	—	—	(459)	—
Certain asset impairments and related charges(f)	130	369	1,059	875
Costs associated with the Zoetis IPO(g)	—	32	18	125
Income associated with the transitional manufacturing and supply agreements with Zoetis(h)	(6)	—	(16)	—
Other(i)	(38)	(36)	83	19
Total certain significant items––pre-tax	872	1,255	692	5,039
Income taxes(j)	(689)	(460)	(313)	(2,588)
Total certain significant items––net of tax	$183	$795	$379	$2,451

(a)	Primarily related to our cost-reduction and productivity initiatives. Included in Restructuring charges and certain acquisition-related costs.

(b)
Primarily related to our cost-reduction and productivity initiatives. Included in Cost of sales ($55 million), Selling, informational and administrative expenses ($50 million) and Research and development expenses ($23 million) for the three months ended December 31, 2013. Included in Cost of sales ($115 million), Selling, informational and administrative expenses ($156 million) and Research and development expenses ($127 million) for the twelve months ended December 31, 2013. Included in Cost of sales ($8 million), Selling, informational and administrative expenses ($64 million) and Research and development expenses ($135 million) for the three months ended December 31, 2012. Included in Cost of sales ($30 million), Selling, informational and administrative expenses ($141 million) and Research and development expenses ($521 million) for the twelve months ended December 31, 2012.

(c)
Included in Other (income)/deductions––net. Reflects income from a litigation settlement with Teva Pharmaceutical Industries Ltd. and Sun Pharmaceutical Industries Ltd. for patent-infringement damages resulting from their "at-risk" launches of generic Protonix in the U.S.

(d)
Primarily included in Other (income)/deductions––net. In full-year 2012, primarily includes a $491 million charge related to the resolution of an investigation by the U.S. Department of Justice into Wyeth's historical promotional practices in connection with Rapamune, a $450 million settlement of a lawsuit by Brigham Young University related to Celebrex, and charges for hormone-replacement therapy litigation and Chantix litigation.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS
(UNAUDITED)

(e)	Included in Other (income)/deductions––net. Represents the gain associated with the transfer of certain product rights to Pfizer's 49%-owned equity-method investment in China.

(f)
Primarily included in Other (income)/deductions––net. In full-year 2013, primarily includes impairment charges related to developed technology (for use in the development of bone and cartilage) acquired in connection with our acquisition of Wyeth, and in-process research and development (IPR&D) compounds. Full-year 2013 also includes a loss on an option to acquire the remaining interest in a 40%-owned generics company in Brazil (approximately $220 million). In fourth-quarter and full-year 2012, primarily includes impairment charges related to certain intangible assets acquired in connection with our acquisitions of Wyeth and King, including IPR&D intangible assets.

(g)
Included in Other (income)/deductions––net. Costs incurred in connection with the initial public offering of an approximate 19.8% ownership interest in Zoetis. Includes expenditures for banking, legal, accounting and similar services.

(h)
Included in Revenues ($65 million) and Cost of sales ($59 million) for the three months ended December 31, 2013. Included in Revenues ($132 million) and Cost of sales ($116 million) for the twelve months ended December 31, 2013.

(i)	Primarily included in Other (income)/deductions––net.

(j)
Included in Provision for taxes on income. Income taxes includes the tax effect of the associated pre-tax amounts, calculated by determining the jurisdictional location of the pre-tax amounts and applying that jurisdiction’s applicable tax rate. The fourth quarter of 2013 was favorably impacted by U.S. tax benefits of approximately $430 million, representing tax and interest, resulting from a settlement with the U.S. Internal Revenue Service (IRS) with respect to audits of the Wyeth tax returns for the years 2006 through date of acquisition. The full-year 2013 was unfavorably impacted by (i) the tax liability associated with the patent litigation settlement income, (ii) the non-deductibility of goodwill derecognized and the jurisdictional mix of the other intangible assets divested as part of the transfer of certain product rights to Pfizer's 49%-owned equity-method investment in China, and (iii) the non-deductibility of the loss on an option to acquire the remaining interest in a 40%-owned generics company in Brazil since we expect to retain the investment indefinitely, and was favorably impacted by the aforementioned fourth quarter tax settlement. In full-year 2012, includes a settlement with the IRS related to audits for multiple tax years that favorably impacted GAAP Reported net income by $1.1 billion, representing tax and interest.

(4)
Non-GAAP Adjusted income and its components and Non-GAAP Adjusted diluted EPS are not, and should not be viewed as, substitutes for U.S. GAAP net income and its components and diluted EPS. Despite the importance of these measures to management in goal setting and performance measurement, Non-GAAP Adjusted income and its components and Non-GAAP Adjusted diluted EPS are Non-GAAP financial measures that have no standardized meaning prescribed by U.S. GAAP and, therefore, have limits in their usefulness to investors. Because of the non-standardized definitions, Non-GAAP Adjusted income and its components and Non-GAAP Adjusted diluted EPS (unlike U.S. GAAP net income and its components and diluted EPS) may not be comparable to the calculation of similar measures of other companies. Non-GAAP Adjusted income and its components and Non-GAAP Adjusted diluted EPS are presented solely to permit investors to more fully understand how management assesses performance.

(5)	Exclusive of amortization of intangible assets, except as discussed in footnote (6) below.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS
(UNAUDITED)

(6)
Amortization expense related to finite-lived acquired intangible assets that contribute to our ability to sell, manufacture, research, market and distribute products, compounds and intellectual property is included in Amortization of intangible assets as these intangible assets benefit multiple business functions. Amortization expense related to intangible assets that are associated with a single function is included in Cost of sales, Selling, informational and administrative expenses or Research and development expenses, as appropriate.

PFIZER INC.
REVENUES
FOURTH QUARTER 2013 AND 2012
(UNAUDITED)
(millions of dollars)

	WORLDWIDE				UNITED STATES			TOTAL INTERNATIONAL(a)
	2013	2012	% Change		2013	2012	% Change	2013	2012	% Change
			Total	Oper.			Total			Total	Oper.
TOTAL REVENUES	$13,558	$13,891	(2%)	1%	$5,084	$5,301	(4%)	$8,474	$8,590	(1%)	3%
REVENUES FROM BIOPHARMACEUTICAL PRODUCTS:	$12,480	$12,893	(3%)	—	$4,568	$4,809	(5%)	$7,912	$8,084	(2%)	3%
Lyrica	1,260	1,132	11%	14%	525	443	19%	735	689	7%	11%
Prevnar family	1,119	1,089	3%	4%	468	464	1%	651	625	4%	7%
Enbrel (Outside the U.S. and Canada)	1,005	957	5%	8%	—	—	—	1,005	957	5%	8%
Celebrex	798	750	6%	9%	524	479	9%	274	271	1%	9%
Lipitor	611	584	5%	8%	97	61	59%	514	523	(2%)	3%
Viagra	476	553	(14%)	(13%)	313	313	—	163	240	(32%)	(30%)
Zyvox	346	349	(1%)	1%	177	175	1%	169	174	(3%)	1%
Norvasc	312	348	(10%)	(3%)	8	10	(20%)	304	338	(10%)	(3%)
Sutent	312	323	(3%)	(2%)	90	82	10%	222	241	(8%)	(6%)
Premarin family	299	276	8%	9%	275	253	9%	24	23	4%	9%
BeneFIX	213	198	8%	8%	97	86	13%	116	112	4%	5%
Vfend	218	211	3%	7%	12	25	(52%)	206	186	11%	14%
Genotropin	202	213	(5%)	—	54	54	—	148	159	(7%)	—
Pristiq	182	169	8%	10%	138	128	8%	44	41	7%	15%
Chantix/Champix	162	174	(7%)	(4%)	90	79	14%	72	95	(24%)	(18%)
Refacto AF/Xyntha	169	164	3%	2%	34	27	26%	135	137	(1%)	(3%)
Xalatan/Xalacom	155	189	(18%)	(12%)	7	8	(13%)	148	181	(18%)	(12%)
Detrol/Detrol LA	125	185	(32%)	(31%)	78	124	(37%)	47	61	(23%)	(19%)
Zoloft	128	143	(10%)	—	14	19	(26%)	114	124	(8%)	4%
Medrol	121	135	(10%)	(8%)	38	35	9%	83	100	(17%)	(13%)
Effexor	114	83	37%	40%	45	7	*	69	76	(9%)	(7%)
Zosyn/Tazocin	102	106	(4%)	(3%)	45	42	7%	57	64	(11%)	(10%)
Zithromax/Zmax	104	117	(11%)	(3%)	2	3	(33%)	102	114	(11%)	(2%)
Fragmin	96	98	(2%)	(2%)	2	6	(67%)	94	92	2%	4%
Relpax	96	102	(6%)	(4%)	57	59	(3%)	39	43	(9%)	(5%)
Tygacil	87	86	1%	3%	28	37	(24%)	59	49	20%	23%
Rapamune	89	87	2%	4%	49	45	9%	40	42	(5%)	1%
Inlyta	102	47	117%	126%	43	30	43%	59	17	*	*
Sulperazon	87	71	23%	24%	—	—	—	87	71	23%	24%
Revatio	82	120	(32%)	(30%)	15	62	(76%)	67	58	16%	20%
Cardura	75	84	(11%)	(4%)	1	1	—	74	83	(11%)	(4%)
Xalkori	89	45	98%	105%	41	24	71%	48	21	129%	147%
Xanax XR	72	71	1%	2%	13	12	8%	59	59	—	2%
Diflucan	78	74	5%	7%	1	—	*	77	74	4%	6%
Toviaz	62	57	9%	9%	31	31	—	31	26	19%	18%
Aricept(b)	62	77	(19%)	(16%)	—	—	—	62	77	(19%)	(16%)
Inspra	69	58	19%	22%	2	1	100%	67	57	18%	22%
Caduet	59	67	(12%)	(3%)	7	7	—	52	60	(13%)	(2%)
Somavert	58	55	5%	6%	14	13	8%	44	42	5%	6%
Neurontin	58	63	(8%)	(4%)	12	11	9%	46	52	(12%)	(5%)
Unasyn	54	63	(14%)	—	—	—	—	54	63	(14%)	—
BMP2	51	71	(28%)	(28%)	51	71	(28%)	—	—	—	—
Geodon	77	31	148%	149%	50	—	*	27	31	(13%)	(21%)
Depo-Provera	52	45	16%	18%	11	11	—	41	34	21%	24%
Aromasin	50	48	4%	7%	3	3	—	47	45	4%	9%
Xeljanz	46	6	*	*	45	6	*	1	—	*	*
Alliance revenues(c)	441	915	(52%)	(51%)	366	712	(49%)	75	203	(63%)	(61%)
All other biopharmaceutical products(d)	1,855	2,004	(7%)	(3%)	595	750	(21%)	1,260	1,254	—	8%
All other established products(d)	1,561	1,565	—	4%	532	532	—	1,029	1,033	—	5%
REVENUES FROM OTHER PRODUCTS:
CONSUMER HEALTHCARE	$943	$936	1%	2%	$469	$472	(1%)	$474	$464	2%	5%
OTHER(e)	$135	$62	*	*	$47	$20	*	$88	$42	*	*

*	Indicates calculation not meaningful.
(a)	Total International represents Developed Europe region + Developed Rest of World region + Emerging Markets region. Details for these regions are located on the following page.
(b)	Represents direct sales under license agreement with Eisai Co., Ltd.
(c)	Includes Enbrel (in the U.S. and Canada through October 31, 2013), Spiriva, Rebif, Aricept and Eliquis.
(d)	All other established products is a subset of All other biopharmaceutical products.
(e)
Other represents revenues generated from Pfizer CentreSource, our contract manufacturing and bulk pharmaceutical chemical sales organization, and includes, in 2013, the revenues related to our transitional manufacturing and supply agreements with Zoetis.

Certain amounts and percentages may reflect rounding adjustments.

PFIZER INC.
INTERNATIONAL REVENUES BY GEOGRAPHIC REGION
FOURTH QUARTER 2013 and 2012
(UNAUDITED)
(millions of dollars)

	DEVELOPED EUROPE(a)				DEVELOPED REST OF WORLD(b)				EMERGING MARKETS(c)
	2013	2012	% Change		2013	2012	% Change		2013	2012	% Change
			Total	Oper.			Total	Oper.			Total	Oper.
TOTAL INTERNATIONAL REVENUES	$3,237	$3,128	3%	—	$2,207	$2,558	(14%)	1%	$3,030	$2,904	4%	9%
REVENUES FROM BIOPHARMACEUTICAL PRODUCTS - INTERNATIONAL:	$3,073	$2,984	3%	(1%)	$2,090	$2,448	(15%)	—	$2,749	$2,652	4%	9%
Lyrica	413	364	13%	9%	183	217	(16%)	2%	139	108	29%	37%
Prevnar family	251	208	21%	16%	151	153	(1%)	11%	249	264	(6%)	(2%)
Enbrel (Outside Canada)	659	627	5%	2%	137	104	32%	56%	209	226	(8%)	3%
Celebrex	41	40	3%	(2%)	130	138	(6%)	8%	103	93	11%	14%
Lipitor	92	107	(14%)	(18%)	129	201	(36%)	(25%)	293	215	36%	39%
Viagra	37	103	(64%)	(65%)	39	49	(20%)	(14%)	87	88	(1%)	1%
Zyvox	87	78	12%	7%	35	39	(10%)	8%	47	57	(18%)	(12%)
Norvasc	28	28	—	(5%)	121	171	(29%)	(15%)	155	139	12%	13%
Sutent	109	114	(4%)	(8%)	37	48	(23%)	(9%)	76	79	(4%)	—
Premarin family	2	3	(33%)	(2%)	11	9	22%	13%	11	11	—	7%
BeneFIX	71	66	8%	4%	38	39	(3%)	7%	7	7	—	18%
Vfend	83	78	6%	2%	44	44	—	16%	79	64	23%	28%
Genotropin	71	71	—	(3%)	50	58	(14%)	6%	27	30	(10%)	(5%)
Pristiq	1	—	*	*	31	28	11%	21%	12	13	(8%)	(7%)
Chantix/Champix	28	35	(20%)	(24%)	34	47	(28%)	(16%)	10	13	(23%)	(12%)
Refacto AF/Xyntha	108	99	9%	6%	18	20	(10%)	(1%)	9	18	(50%)	(50%)
Xalatan/Xalacom	44	55	(20%)	(23%)	60	79	(24%)	(7%)	44	47	(6%)	(6%)
Detrol/Detrol LA	12	22	(45%)	(50%)	23	28	(18%)	(7%)	12	11	9%	10%
Zoloft	16	15	7%	5%	58	71	(18%)	1%	40	38	5%	9%
Medrol	23	24	(4%)	(5%)	10	12	(17%)	(5%)	50	64	(22%)	(18%)
Effexor	26	26	—	(2%)	17	22	(23%)	(16%)	26	28	(7%)	(3%)
Zosyn/Tazocin	10	11	(9%)	(14%)	2	2	—	18%	45	51	(12%)	(10%)
Zithromax/Zmax	15	14	7%	8%	35	52	(33%)	(16%)	52	48	8%	11%
Fragmin	53	47	13%	9%	24	26	(8%)	8%	17	19	(11%)	(14%)
Relpax	19	20	(5%)	(9%)	14	17	(18%)	(1%)	6	6	—	(2%)
Tygacil	19	17	12%	7%	2	2	—	(14%)	38	30	27%	35%
Rapamune	14	15	(7%)	(8%)	4	5	(20%)	4%	22	22	—	6%
Inlyta	31	3	*	*	25	13	92%	123%	3	1	*	*
Sulperazon	—	—	—	—	8	9	(11%)	(5%)	79	62	27%	28%
Revatio	45	33	36%	33%	15	16	(6%)	16%	7	9	(22%)	(20%)
Cardura	22	25	(12%)	(17%)	24	32	(25%)	(6%)	28	26	8%	12%
Xalkori	24	8	*	*	12	8	50%	75%	12	5	140%	155%
Xanax XR	28	24	17%	12%	9	11	(18%)	(6%)	22	24	(8%)	(5%)
Diflucan	15	13	15%	5%	9	11	(18%)	—	53	50	6%	8%
Toviaz	24	22	9%	6%	4	1	*	*	3	3	—	18%
Aricept(d)	9	17	(47%)	(49%)	44	51	(14%)	(9%)	9	9	—	5%
Inspra	46	35	31%	28%	16	17	(6%)	14%	5	5	—	9%
Caduet	5	4	25%	3%	36	41	(12%)	5%	11	15	(27%)	(22%)
Somavert	36	34	6%	2%	4	5	(20%)	5%	4	3	33%	48%
Neurontin	16	13	23%	15%	9	14	(36%)	(17%)	21	25	(16%)	(10%)
Unasyn	11	12	(8%)	(18%)	17	21	(19%)	4%	26	30	(13%)	3%
BMP2	—	—	—	—	—	—	—	—	—	—	—	—
Geodon	8	13	(38%)	(46%)	5	5	—	13%	14	13	8%	2%
Depo-Provera	7	8	(13%)	—	4	3	33%	—	30	23	30%	36%
Aromasin	15	16	(6%)	(12%)	8	13	(38%)	(20%)	24	16	50%	55%
Xeljanz	—	—	—	—	—	—	—	—	1	—	*	*
Alliance revenues(e)	29	38	(24%)	(28%)	37	151	(75%)	(71%)	9	14	(36%)	(35%)
All other biopharmaceutical products(f)	370	379	(2%)	(6%)	367	345	6%	25%	523	530	(1%)	6%
All other established products(f)	289	281	3%	(1%)	284	265	7%	25%	456	487	(6%)	(2%)
REVENUES FROM OTHER PRODUCTS - INTERNATIONAL	$164	$144	14%	11%	$117	$110	6%	12%	$281	$252	12%	15%

*	Indicates calculation not meaningful.
(a)	Developed Europe region includes the following markets: Western Europe, Finland and the Scandinavian countries.
(b)	Developed Rest of World region includes the following markets: Australia, Canada, Japan, New Zealand and South Korea.
(c)
Emerging Markets region includes, but is not limited to, the following markets: Asia (excluding Japan and South Korea), Latin America, the Middle East, Eastern Europe, Africa, Turkey and Central Europe.

(d)	Represents direct sales under license agreement with Eisai Co., Ltd.
(e)	Includes Enbrel (in Canada through October 31, 2013), Spiriva, Aricept and Eliquis.
(f)	All other established products is a subset of All other biopharmaceutical products.
Certain amounts and percentages may reflect rounding adjustments.

PFIZER INC.
REVENUES
TWELVE MONTHS 2013 and 2012
(UNAUDITED)
(millions of dollars)

	WORLDWIDE				UNITED STATES			TOTAL INTERNATIONAL(a)
	2013	2012	% Change		2013	2012	% Change	2013	2012	% Change
			Total	Oper.			Total			Total	Oper.
TOTAL REVENUES	$51,584	$54,657	(6%)	(4%)	$20,274	$21,313	(5%)	$31,310	$33,344	(6%)	(3%)
REVENUES FROM BIOPHARMACEUTICAL PRODUCTS:	$47,878	$51,214	(7%)	(4%)	$18,570	$19,708	(6%)	$29,308	$31,506	(7%)	(3%)
Lyrica	4,595	4,158	11%	13%	1,963	1,672	17%	2,632	2,486	6%	10%
Prevnar family	3,974	4,117	(3%)	(2%)	1,804	1,887	(4%)	2,170	2,230	(3%)	—
Enbrel (Outside the U.S. and Canada)	3,774	3,737	1%	4%	—	—	—	3,774	3,737	1%	4%
Celebrex	2,918	2,719	7%	9%	1,933	1,745	11%	985	974	1%	7%
Lipitor	2,315	3,948	(41%)	(40%)	432	932	(54%)	1,883	3,016	(38%)	(35%)
Viagra	1,881	2,051	(8%)	(8%)	1,132	1,135	—	749	916	(18%)	(17%)
Zyvox	1,353	1,345	1%	3%	688	665	3%	665	680	(2%)	2%
Norvasc	1,229	1,349	(9%)	(3%)	39	48	(19%)	1,190	1,301	(9%)	(2%)
Sutent	1,204	1,236	(3%)	(1%)	351	337	4%	853	899	(5%)	(3%)
Premarin family	1,092	1,073	2%	2%	1,001	977	2%	91	96	(5%)	(1%)
BeneFIX	832	775	7%	8%	395	358	10%	437	417	5%	7%
Vfend	775	754	3%	6%	61	89	(31%)	714	665	7%	11%
Genotropin	772	832	(7%)	(3%)	199	204	(2%)	573	628	(9%)	(3%)
Pristiq	698	630	11%	12%	540	493	10%	158	137	15%	20%
Chantix/Champix	648	670	(3%)	(1%)	343	313	10%	305	357	(15%)	(10%)
Refacto AF/Xyntha	602	584	3%	2%	123	106	16%	479	478	—	(1%)
Xalatan/Xalacom	589	806	(27%)	(22%)	30	38	(21%)	559	768	(27%)	(22%)
Detrol/Detrol LA	562	761	(26%)	(25%)	375	486	(23%)	187	275	(32%)	(29%)
Zoloft	469	541	(13%)	(5%)	44	68	(35%)	425	473	(10%)	—
Medrol	464	523	(11%)	(9%)	148	140	6%	316	383	(17%)	(15%)
Effexor	440	425	4%	4%	173	109	59%	267	316	(16%)	(15%)
Zosyn/Tazocin	395	484	(18%)	(18%)	172	217	(21%)	223	267	(16%)	(16%)
Zithromax/Zmax	387	435	(11%)	(5%)	7	12	(42%)	380	423	(10%)	(4%)
Fragmin	359	381	(6%)	(6%)	23	42	(45%)	336	339	(1%)	(1%)
Relpax	359	368	(2%)	(1%)	218	219	—	141	149	(5%)	(2%)
Tygacil	358	335	7%	8%	150	152	(1%)	208	183	14%	16%
Rapamune	350	346	1%	2%	201	185	9%	149	161	(7%)	(4%)
Inlyta	319	100	*	*	155	82	89%	164	18	*	*
Sulperazon	309	262	18%	19%	—	—	—	309	262	18%	19%
Revatio	307	534	(43%)	(41%)	67	312	(79%)	240	222	8%	11%
Cardura	296	338	(12%)	(7%)	4	5	(20%)	292	333	(12%)	(7%)
Xalkori	282	123	129%	134%	139	80	74%	143	43	*	*
Xanax	276	274	1%	2%	49	50	(2%)	227	224	1%	3%
Diflucan	242	259	(7%)	(4%)	3	4	(25%)	239	255	(6%)	(4%)
Toviaz	236	207	14%	14%	120	113	6%	116	94	23%	24%
Aricept(b)	235	326	(28%)	(27%)	—	—	—	235	326	(28%)	(27%)
Inspra	233	214	9%	13%	6	5	20%	227	209	9%	13%
Caduet	223	258	(14%)	(7%)	23	33	(30%)	200	225	(11%)	(4%)
Somavert	217	197	10%	10%	52	46	13%	165	151	9%	9%
Neurontin	216	235	(8%)	(5%)	45	48	(6%)	171	187	(9%)	(5%)
Unasyn	212	228	(7%)	5%	1	2	(50%)	211	226	(7%)	5%
BMP2	209	263	(21%)	(21%)	209	263	(21%)	—	—	—	—
Geodon	194	353	(45%)	(45%)	84	214	(61%)	110	139	(21%)	(20%)
Depo-Provera	191	148	29%	31%	57	33	73%	134	115	17%	19%
Aromasin	185	210	(12%)	(9%)	12	14	(14%)	173	196	(12%)	(10%)
Xeljanz	114	6	*	*	112	6	*	2	—	*	*
Alliance revenues(c)	2,628	3,492	(25%)	(24%)	2,267	2,620	(13%)	361	872	(59%)	(57%)
All other biopharmaceutical products(d)	7,360	7,804	(6%)	(2%)	2,620	3,149	(17%)	4,740	4,655	2%	8%
All other established products(d)	5,966	6,074	(2%)	1%	2,038	2,165	(6%)	3,928	3,909	1%	5%
REVENUES FROM OTHER PRODUCTS:
CONSUMER HEALTHCARE	$3,342	$3,212	4%	5%	$1,580	$1,526	4%	$1,762	$1,686	5%	6%
OTHER(e)	$364	$231	58%	57%	$124	$79	57%	$240	$152	58%	57%

*	Indicates calculation not meaningful.
(a)	Total International represents Developed Europe region + Developed Rest of World region + Emerging Markets region. Details for these regions are located on the following page.
(b)	Represents direct sales under license agreement with Eisai Co., Ltd.
(c)	Includes Enbrel (in the U.S. and Canada through October 31, 2013), Spiriva, Rebif, Aricept and Eliquis.
(d)	All other established products is a subset of All other biopharmaceutical products.
(e)
Other represents revenues generated from Pfizer CentreSource, our contract manufacturing and bulk pharmaceutical chemical sales organization, and includes, in 2013, the revenues related to our transitional manufacturing and supply agreements with Zoetis.

Certain amounts and percentages may reflect rounding adjustments.

PFIZER INC.
INTERNATIONAL REVENUES BY GEOGRAPHIC REGION
TWELVE MONTHS 2013 and 2012
(UNAUDITED)
(millions of dollars)

	DEVELOPED EUROPE(a)				DEVELOPED REST OF WORLD(b)				EMERGING MARKETS(c)
	2013	2012	% Change		2013	2012	% Change		2013	2012	% Change
			Total	Oper.			Total	Oper.			Total	Oper.
TOTAL INTERNATIONAL REVENUES	$11,739	$12,545	(6%)	(8%)	$8,346	$9,956	(16%)	(5%)	$11,225	$10,843	4%	7%
REVENUES FROM BIOPHARMACEUTICAL PRODUCTS - INTERNATIONAL:	$11,156	$12,010	(7%)	(9%)	$7,937	$9,536	(17%)	(6%)	$10,215	$9,960	3%	6%
Lyrica	1,458	1,319	11%	8%	680	743	(8%)	6%	494	424	17%	20%
Prevnar family	758	704	8%	5%	536	612	(12%)	(2%)	876	914	(4%)	(2%)
Enbrel (Outside Canada)	2,413	2,318	4%	2%	516	555	(7%)	7%	845	864	(2%)	6%
Celebrex	151	161	(6%)	(9%)	464	479	(3%)	8%	370	334	11%	12%
Lipitor	319	1,149	(72%)	(73%)	510	978	(48%)	(41%)	1,054	889	19%	20%
Viagra	265	370	(28%)	(29%)	152	201	(24%)	(19%)	332	345	(4%)	(3%)
Zyvox	325	302	8%	5%	136	154	(12%)	3%	204	224	(9%)	(3%)
Norvasc	108	119	(9%)	(12%)	485	659	(26%)	(14%)	597	523	14%	14%
Sutent	402	439	(8%)	(11%)	140	176	(20%)	(11%)	311	284	10%	13%
Premarin family	9	10	(10%)	(5%)	37	36	3%	4%	45	50	(10%)	(4%)
BeneFIX	257	248	4%	1%	139	137	1%	10%	41	32	28%	33%
Vfend	305	281	9%	6%	154	162	(5%)	10%	255	222	15%	17%
Genotropin	268	295	(9%)	(11%)	197	224	(12%)	4%	108	109	(1%)	5%
Pristiq	1	—	*	*	105	90	17%	21%	52	47	11%	16%
Chantix/Champix	116	129	(10%)	(11%)	143	179	(20%)	(13%)	46	49	(6%)	—
Refacto AF/Xyntha	386	373	3%	1%	70	64	9%	15%	23	41	(44%)	(42%)
Xalatan/Xalacom	161	275	(41%)	(43%)	232	311	(25%)	(13%)	166	182	(9%)	(7%)
Detrol/Detrol LA	53	119	(55%)	(56%)	86	102	(16%)	(7%)	48	54	(11%)	(9%)
Zoloft	63	59	7%	5%	221	278	(21%)	(5%)	141	136	4%	7%
Medrol	90	94	(4%)	(6%)	39	48	(19%)	(7%)	187	241	(22%)	(20%)
Effexor	96	110	(13%)	(14%)	68	102	(33%)	(32%)	103	104	(1%)	3%
Zosyn/Tazocin	40	48	(17%)	(19%)	12	13	(8%)	(10%)	171	206	(17%)	(15%)
Zithromax/Zmax	59	59	—	(2%)	130	186	(30%)	(17%)	191	178	7%	9%
Fragmin	183	182	1%	(1%)	89	84	6%	10%	64	73	(12%)	(13%)
Relpax	69	70	(1%)	(4%)	52	60	(13%)	(2%)	20	19	5%	7%
Tygacil	72	67	7%	5%	7	7	—	7%	129	109	18%	23%
Rapamune	52	54	(4%)	(6%)	17	18	(6%)	3%	80	89	(10%)	(5%)
Inlyta	77	4	*	*	81	13	*	*	6	1	*	*
Sulperazon	—	—	—	—	28	36	(22%)	(8%)	281	226	24%	23%
Revatio	157	133	18%	16%	52	56	(7%)	10%	31	33	(6%)	(5%)
Cardura	86	97	(11%)	(13%)	100	134	(25%)	(11%)	106	102	4%	6%
Xalkori	65	19	*	*	45	17	165%	*	33	7	*	*
Xanax	101	89	13%	10%	35	44	(20%)	(9%)	91	91	—	1%
Diflucan	52	60	(13%)	(16%)	33	41	(20%)	(6%)	154	154	—	1%
Toviaz	85	76	12%	9%	19	8	138%	142%	12	10	20%	30%
Aricept(d)	43	110	(61%)	(62%)	160	177	(10%)	(8%)	32	39	(18%)	(15%)
Inspra	150	131	15%	12%	58	61	(5%)	13%	19	17	12%	20%
Caduet	14	14	—	(7%)	142	149	(5%)	6%	44	62	(29%)	(27%)
Somavert	134	123	9%	6%	16	17	(6%)	11%	15	11	36%	37%
Neurontin	53	58	(9%)	(10%)	37	45	(18%)	(9%)	81	84	(4%)	1%
Unasyn	40	39	3%	(1%)	68	76	(11%)	8%	103	111	(7%)	5%
BMP2	—	—	—	—	—	—	—	—	—	—	—	—
Geodon	43	61	(30%)	(32%)	19	21	(10%)	(8%)	48	57	(16%)	(11%)
Depo-Provera	27	27	—	3%	13	13	—	(2%)	94	75	25%	28%
Aromasin	57	73	(22%)	(24%)	36	54	(33%)	(21%)	80	69	16%	15%
Xeljanz	—	—	—	—	1	—	*	*	1	—	*	*
Alliance revenues(e)	118	242	(51%)	(53%)	201	565	(64%)	(61%)	42	65	(35%)	(34%)
All other biopharmaceutical products(f)	1,375	1,300	6%	3%	1,376	1,351	2%	17%	1,989	2,004	(1%)	4%
All other established products(f)	1,083	1,050	3%	1%	1,063	1,051	1%	15%	1,782	1,808	(1%)	1%
REVENUES FROM OTHER PRODUCTS - INTERNATIONAL	$583	$535	9%	7%	$409	$420	(3%)	—	$1,010	$883	14%	17%

*	Indicates calculation not meaningful.
(a)	Developed Europe region includes the following markets: Western Europe, Finland and the Scandinavian countries.
(b)	Developed Rest of World region includes the following markets: Australia, Canada, Japan, New Zealand and South Korea.
(c)
Emerging Markets region includes, but is not limited to, the following markets: Asia (excluding Japan and South Korea), Latin America, the Middle East, Eastern Europe, Africa, Turkey and Central Europe.

(d)	Represents direct sales under license agreement with Eisai Co., Ltd.
(e)	Includes Enbrel (in Canada through October 31, 2013), Spiriva, Aricept and Eliquis.
(f)	All other established products is a subset of All other biopharmaceutical products.
Certain amounts and percentages may reflect rounding adjustments.

DISCLOSURE NOTICE: The information contained in this earnings release and the attachments is as of January 28, 2014. We assume no obligation to update forward-looking statements contained in this earnings release and the attachments as a result of new information or future events or developments.
This earnings release and the attachments contain forward-looking statements about our future operating and financial performance, business plans and prospects, in-line products and product candidates, strategic reviews, capital allocation, business-development plans, and plans relating to share repurchases and dividends, among other things, that involve substantial risks and uncertainties.  You can identify these statements by the fact that they use future dates or use words such as “will,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “target,” “forecast,” “goal,” “objective,” “aim” and other words and terms of similar meaning. Among the factors that could cause actual results to differ materially from past results and future plans and projected future results are the following:

▪
the outcome of research and development activities, including, without limitation, the ability to meet anticipated clinical trial commencement and completion dates, regulatory submission and approval dates, and launch dates for product candidates, as well as the possibility of unfavorable clinical trial results, including unfavorable new clinical data and additional analyses of existing clinical data;

▪
decisions by regulatory authorities regarding whether and when to approve our drug applications, as well as their decisions regarding labeling, ingredients and other matters that could affect the availability or commercial potential of our products;

▪	the speed with which regulatory authorizations, pricing approvals and product launches may be achieved;

▪
the outcome of post-approval clinical trials, which could result in the loss of marketing approval for a product or changes in the labeling for, and/or increased or new concerns about the safety or efficacy of, a product that could affect its availability or commercial potential;

▪	the success of external business-development activities;

▪
competitive developments, including the impact on our competitive position of new product entrants, in-line branded products, generic products, private label products and product candidates that treat diseases and conditions similar to those treated by our in-line drugs and drug candidates;

▪
the implementation by the FDA of an abbreviated legal pathway to approve biosimilar products, which could subject our biologic products to competition from biosimilar products in the U.S., with attendant competitive pressures, after the expiration of any applicable exclusivity period and patent rights;

▪	the ability to meet generic and branded competition after the loss of patent protection for our products or competitor products;

▪	the ability to successfully market both new and existing products domestically and internationally;

▪	difficulties or delays in manufacturing;

▪	trade buying patterns;

▪	the impact of existing and future legislation and regulatory provisions on product exclusivity;

▪	trends toward managed care and healthcare cost containment;

▪
the impact of the U.S. Budget Control Act of 2011 (the Budget Control Act) and the deficit-reduction actions to be taken pursuant to the Budget Control Act in order to achieve the deficit-reduction targets provided for therein, and the impact of any broader deficit-reduction efforts;

▪
the inability of the U.S. federal government to conduct drug review and approval activities or to satisfy its financial obligations, including under Medicare, Medicaid and other publicly funded or subsidized health programs, that may result from the possible failure of the U.S. federal government in the future to provide funding to avoid a partial or total shutdown of its operations and/or to suspend enforcement of or to increase the federal debt ceiling;

▪
the impact of U.S. healthcare legislation enacted in 2010—the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act—and of any modification or repeal of any of the provisions thereof;

▪
U.S. federal or state legislation or regulatory action affecting, among other things: pharmaceutical product pricing, reimbursement or access, including under Medicaid, Medicare and other publicly funded or subsidized health programs; the importation of prescription drugs from outside the U.S. at prices that are regulated by governments of various foreign countries; direct-to-consumer advertising and interactions with healthcare professionals; and the use of comparative effectiveness methodologies that could be implemented in a manner that focuses primarily on the cost differences and minimizes the therapeutic differences among pharmaceutical products and restricts access to innovative medicines;

▪
legislation or regulatory action in markets outside the U.S. affecting pharmaceutical product pricing, reimbursement or access, including, in particular, continued government-mandated price reductions for certain biopharmaceutical products in certain European and emerging market countries;

▪
the exposure of our operations outside the U.S. to possible capital and exchange controls, expropriation and other restrictive government actions, changes in intellectual property legal protections and remedies, as well as political unrest and unstable governments and legal systems;

▪	contingencies related to actual or alleged environmental contamination;

▪	claims and concerns that may arise regarding the safety or efficacy of in-line products and product candidates;

▪	any significant breakdown, infiltration, or interruption of our information technology systems and infrastructure;

▪
legal defense costs, insurance expenses, settlement costs, the risk of an adverse decision or settlement and the adequacy of reserves related to product liability, patent protection, government investigations, consumer, commercial, securities, antitrust, environmental and tax issues, ongoing efforts to explore various means for resolving asbestos litigation, and other legal proceedings;

▪	our ability to protect our patents and other intellectual property, both domestically and internationally;

▪	interest rate and foreign currency exchange rate fluctuations, including the impact of possible currency devaluations in countries experiencing high inflation rates;

▪
governmental laws and regulations affecting domestic and foreign operations, including, without limitation, tax obligations and changes affecting the tax treatment by the U.S. of income earned outside of the U.S. that may result from pending and possible future proposals;

▪	any significant issues involving our largest wholesaler customers, which account for a substantial portion of our revenues;

▪	the possible impact of the increased presence of counterfeit medicines in the pharmaceutical supply chain on our revenues and on patient confidence in the integrity of our medicines;

▪
any significant issues that may arise related to the outsourcing of certain operational and staff functions to third parties, including with regard to quality, timeliness and compliance with applicable legal requirements and industry standards;

▪	changes in U.S. generally accepted accounting principles;

▪
uncertainties related to general economic, political, business, industry, regulatory and market conditions including, without limitation, uncertainties related to the impact on us, our customers, suppliers and lenders and counterparties to our foreign-exchange and interest-rate agreements of challenging global economic conditions and recent and possible future changes in global financial markets; and the related risk that our allowance for doubtful accounts may not be adequate;

▪	any changes in business, political and economic conditions due to actual or threatened terrorist activity in the U.S. and other parts of the world, and related U.S. military action overseas;

▪	growth in costs and expenses;

▪	changes in our product, segment and geographic mix; and

▪
the impact of acquisitions, divestitures, restructurings, internal reorganizations, product recalls and withdrawals and other unusual items, including our ability to realize the projected benefits of our cost-reduction and productivity initiatives, including those related to our research and development organization, and of the internal separation of our commercial operations into three, new, global businesses effective January 1, 2014.

A further list and description of risks, uncertainties and other matters can be found in our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2012 and in our reports on Form 10-Q, in each case including in the sections thereof captioned “Forward-Looking Information and Factors That May Affect Future Results” and “Item 1A. Risk Factors”, and in our reports on Form 8-K.
This earnings release may include discussion of certain clinical studies relating to various in-line products and/or product candidates.  These studies typically are part of a larger body of clinical data relating to such products or product candidates, and the discussion herein should be considered in the context of the larger body of data.